Exhibit 10.2
AGENCY AGREEMENT
SMITH BARNEY AAA ENERGY FUND L.P.
(A NEW YORK LIMITED PARTNERSHIP)
UNITS OF LIMITED PARTNERSHIP INTEREST
February 12, 1998
Smith Barney Inc.
1345 Avenue of the Americas
New York, New York 10105
          Re: Smith Barney AAA Energy Fund L.P.
Gentlemen:
          Smith Barney Futures Management Inc., a Delaware corporation (the “General Partner”), has caused Smith Barney AAA Energy Futures Fund L.P. (the “Partnership”) to be organized as a limited partnership under the New York Revised Uniform Limited Partnership Act, as amended and in effect on the date hereof (the “Partnership Act”) for the purpose of speculative trading in commodity interests including futures contracts, options, spot, and forward contracts. The General Partner desires to raise a minimum of $5,000,000 in capital for the Partnership by the sale of units of limited partnership interest therein (the “Units”) to certain qualified investors pursuant to Rule 506 of Regulation D (“Reg. D”) under section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The General Partner, the Partnership, the business of the Partnership and the Units are described in a Private Placement Offering Memorandum and Disclosure Document dated February 12, 1998, prepared by the General Partner. As used in this Agreement (the “Agency Agreement”), “Memorandum” refers to that Private Placement Offering Memorandum and Disclosure Document, including the appendices thereto, unless such memorandum or appendices have been supplemented or amended, in which case the term shall refer, from and after the time the supplement or amendment is delivered to you, to the memorandum and appendices as so amended and supplemented. The commodity trading advisor to the Partnership initially will be AAA Capital Management, Inc. (the “Advisor”).

          The subscribers for Units will be required to execute the Subscription Agreement, a copy of which is attached as an appendix to the Memorandum, and to tender or cause to be tendered for each Unit subscribed cash in the amount of $1,000 per Unit prior to the commencement of trading operations and Net Asset Value per Unit thereafter. Subscribers for Units whose Subscription Agreements are accepted by the General Partner will become limited partners of the Partnership (the “Limited Partners”) upon the execution by the General Partner as attorney-in-fact for each such subscriber of a Limited Partnership Agreement, a copy of which is attached as an appendix to the Memorandum (the “Partnership Agreement”), and at the time such subscribers’ names are entered in the books and records of the Partnership.
          Section 1. Appointment of Agent.
          On the basis of the representations, warranties and covenants contained in this Agency Agreement, but subject to the terms and conditions set forth in it, you are hereby appointed the exclusive agent of the Partnership during the Offering Period specified in this Section, for the purpose of finding subscribers for the Units for the account and risk of the Partnership through a private offering. The Initial Offering Period will commence on the date of the Memorandum and terminate 90 days thereafter subject to earlier termination or extension of up to an additional 60 days by the General Partner. During the Initial Offering Period Units will be sold at $1,000 each. If the offering is commenced and subscriptions for at least 5,000 of the Units are not received by the termination of the Initial Offering Period, all funds received by the termination of the Initial Offering Period shall be returned in full together with any interest thereon and your agency and this Agency Agreement will terminate without obligation on your part or on the part of the General Partner, except as provided in Sections 5 and 6 hereof and except that the indemnification and contribution provisions of Section 9 hereof shall continue after such termination of this Agency Agreement. If acceptable subscriptions for 5,000 Units are received by the termination of the Initial Offering Period, a closing will be held, funds will be transferred to the Partnership and trading will commence. Thereafter, the Offering Period will continue until the General Partner terminates it or until up to 60,000 Units have been subscribed. Units or partial Units sold after the Initial Offering Period will be sold at Net Asset Value per Unit as of the last day of each month, provided that the General Partner may determine to offer no Units in a particular month. Subject to the performance by the General Partner of all of its obligations to be performed under this Agency Agreement and to the completeness and accuracy of all material representations and warranties of the General Partner contained in this Agency Agreement, you hereby accept such agency and agree on the terms and conditions set forth in this Agency Agreement to use your best efforts during the Offering Period to find subscribers for the Units. Your agency under this Agency Agreement, which is coupled with an interest and, therefore, is not terminable by the General Partner without your permission, will continue until the termination of the Offering Period.
          Section 2. Representations and Warranties of the Partnership and the General Partner.
               (a) The Partnership and the General Partner jointly and severally represent and warrant to you, for your benefit, and for the benefit of the purchasers of the Units that:
               (i) They will deliver to you such number of copies of the Memorandum as you may reasonably request, regardless of whether the Units are offered solely to “accredited investors” as defined in Rule 501(a) of Reg. D. They will not make any amendment or supplement to the Memorandum until they have given you a copy thereof and reasonable notice of the same, and no such amendment or supplement will be made if you reasonably object thereto.
               (ii) The Memorandum complies with Rule 502(b)(2) of Reg. D and the information to be made available or furnished to each purchaser of a Unit pursuant to Section 5(f) hereof or otherwise will be sufficient to comply with Rule 502(b)(2)(iv) and 502(b)(2)(v) of Reg. D.
               (iii) The Memorandum will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (iv) All action required under the Partnership Agreement or otherwise to be taken by the General Partner before the subscription for and sale of the Units to subscribers therefor has been taken or before the Closing or Monthly Closing dates, as defined in Section 4 hereof, will have been taken, and upon (i) payment of the consideration therefor specified in the Subscription Agreement, (ii) acceptance by the General Partner of each subscriber acceptable to the General Partner, and (iii) the payment of any required filing fee, the subscribers will become Limited Partners of the Partnership entitled to all the rights of Limited Partners under the Partnership Agreement and the Partnership Act. The Units, when sold and paid for as contemplated by the Memorandum, will represent validly authorized and duly issued limited partnership interests in the Partnership and will conform to all statements relating thereto contained in the Memorandum, including the Partnership Agreement.
               (v) The Partnership is a limited partnership duly and validly organized pursuant to the Partnership Agreement and the laws of New York, and is validly existing under, and subject to, the laws of New York with full power and authority to conduct the business in which it proposes to engage as described in the Memorandum. A limited partner will have no liability in excess of his capital contribution and his share of Partnership assets and undistributed profits except as set forth in Section 7(a)(v) therein and in the Partnership Act.
               (vi) There is no action, suit, litigation or proceeding before or by any court or governmental agency, federal, state or local, pending or threatened against or affecting or involving the property or business of the General Partner, or the business of the Partnership, that would materially and adversely affect the condition (financial or otherwise), business or prospects of the General Partner or the Partnership.
               (vii) Neither the Partnership, the General Partner, nor any person directly or indirectly affiliated with either of them has, either directly or through an agent, sold or offered for sale or solicited offers to subscribe for or buy, or approached potential investors for or otherwise negotiated in respect of, the Units except for the activities of the General Partner in approaching potential investors undertaken in cooperation with you after advance consultation with you; and neither the Partnership, the General Partner nor any person directly or indirectly affiliated with either of them has, either directly or through an agent, participated in the organization or management of any partnership or other entity, or has engaged in any other activity, in a manner or under circumstances that would jeopardize the status of the offering of the Units as an exempted transaction under the Securities Act or under the laws of any state in which it is represented by the General Partner that the offering may be made.
               (viii) This Agency Agreement and the Partnership Agreement have been duly and validly authorized, executed and delivered by and on behalf of the General Partner and constitute valid and binding agreements of the General Partner enforceable in accordance with their terms. This Agency Agreement and the Subscription Agreements have been or will be duly and validly authorized, executed and delivered by and on behalf of the Partnership and constitute or will constitute valid and binding agreements of the Partnership enforceable in accordance with their terms.
               (ix) The execution and delivery of this Agency Agreement, the Subscription Agreements and the Partnership Agreement, and the consummation of the transactions contemplated in this Agency Agreement and in the Memorandum, do not conflict with and will not constitute a breach of, or default under, the articles of incorporation or by-laws of the General Partner or any agreement or instrument by which it is bound by any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.
               (x) A separate escrow account will be opened at European American Bank, New York, New York (the “Escrow Agent”) and maintained for all funds received from subscribers for Units. All payments received from persons desiring to purchase Units will be deposited in such account and held in accordance with the terms of the Escrow Agreement entered into with the Escrow Agent.
          Section 3. Your Representations and Warranties.
          You represent and warrant to and for the benefit of the Partnership and the General Partner that:
               (a) You will not offer or sell the Units by any form of general solicitation or general advertising within the meaning of Rule 502(c) of Reg. D.

               (b) Where required by applicable state law or regulation, you will initiate contact with a prospective offeree only after determining that the suitability and sophistication standards described in the Memorandum are likely to be satisfied with respect to such prospective offeree and, where applicable, only after having obtained an executed Purchaser Representative Questionnaire.
               (c) You will not offer the Units for sale to, or solicit any offers to subscribe for the Units from, any offeree who resides in a state whose securities or “blue sky” laws require offerees to meet specified qualifications unless such offeree meets such qualifications or which laws require offerees to receive disclosure documents until you have delivered (or directed the General Partner to deliver) the Memorandum, the Partnership Agreement, and any other agreement or document that may be attached as an exhibit or appendix referred to in and distributed with the Memorandum or any other information provided by the General Partner which is required to be delivered to purchasers pursuant to Rule 502(b)(2) of Reg. D to such offeree, and within a reasonable time prior to the Closing you shall deliver (or cause the General Partner to deliver) all such documents to all persons who are to purchase the Units, to the extent they have not theretofore received such documents. In connection with the offering, you will not represent to any person acquiring Units any material facts relating to the offering unless such facts are contained in the Memorandum or have been provided to you in writing by the General Partner.
               (d) You will make offers to sell Units to, or solicit offers to subscribe for Units from, persons in only those states or other jurisdictions where the General Partner has either qualified or registered the offering for sale or determined that an exemption from such qualification or registration is available under the applicable securities or “blue sky” statutes of such states or other jurisdictions. You will not sell Units to any person unless, immediately before making such sales, you reasonably believe such person (i) would be able to represent that such person is acquiring the Units for such person’s own account as principal for investment and not with a view to resale or distribution, (ii) qualifies as an accredited investor under Rule 501 of Reg. D and (iii) meets such other suitability standards as are specified in the Memorandum under the caption “Who Should Invest” and the other conditions contained in the Subscription Agreement.

               (e) You will maintain a record of all information obtained by you indicating that subscribers for Units meet the suitability standards referred to in Section 3(d) hereof. The General Partner will approve or reject the subscriptions and notify you of the same.
               (f) You are a member in good standing of the National Association of Securities Dealers, Inc.
          Section 4. Closings.
          If subscriptions for at least 5,000 Units have been received and accepted by the General Partner at or before the termination of the Initial Offering Period and the conditions described in Sections 7 and 8 hereof have been satisfied or waived, a closing (a “Closing”) will be held at such place as is agreed upon between you and the General Partner. Thereafter closings may be held as of the last business day of each month (“Monthly Closings”).
          Section 5. Covenants of the Partnership and the General Partner.
          The Partnership and the General Partner covenant with you that:
               (a) If any event occurs before Closing or a Monthly Closing and relates to or affects the business or condition (financial or other) of the General Partner or the Partnership which makes it necessary to amend or supplement the Memorandum in order that the Memorandum will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a subscriber, the General Partner forthwith will prepare and furnish to you a reasonable number of copies of the amendment or amendments of, or supplement or supplements to, the Memorandum (in form and substance satisfactory to you and your counsel) that will so amend or supplement the Memorandum.
               (b) They will qualify or register the Units for offering and sale under, or establish the exemption of the offering and sale of the Units from qualification or registration under, the applicable securities or “blue sky” laws of the jurisdictions listed in Appendix I hereto and use their best efforts to qualify in such other jurisdictions as you may reasonably request in writing; provided, however, that neither of them will be obligated to qualify as a dealer in securities in any jurisdiction in which it is not so qualified. The General Partner will promptly notify you in writing of such qualification, registration or exemption in each such jurisdiction and of any modification, rescission or withdrawal of any such qualification, registration or exemption. The General Partner will not consummate a sale of a Unit in any jurisdiction in which such sale may not be lawfully made and will not consummate any sale otherwise than in accordance with the restrictions and limitations, if any, set forth or referred to in such survey.
               (c) Neither they nor any of their affiliates will, either directly or through an agent (other than you), sell or offer for sale, or solicit offers to subscribe for or buy or approach potential offerees for, or otherwise negotiate in respect of, the Units except for the activities of the General Partner in approaching potential offerees undertaken in cooperation with you after advance consultation with you.
               (d) The Partnership will apply the proceeds from the sale of the Units for the purposes set forth under “Use of Proceeds” in the Memorandum in substantially the amounts and at the times indicated thereunder.
               (e) Neither they nor any person directly or indirectly affiliated with either of them is or will be engaged, as a general partner, sponsor or otherwise (i) in the organization or management of any partnership, fund or other entity, in a manner or under circumstances which, in the opinion of their counsel, will jeopardize the status of the offering of the Units as an exempted transaction under the Securities Act or under the laws of any state in which it is represented by them that the offering may be made, or (ii) in any offering of securities which, when integrated with the offering of the Units in the manner prescribed by Rule 501(a) of Reg. D and SEC Release No. 33-4552 (Nov. 9, 1962) will jeopardize the status of the offering of the Units as an exempted transaction under Reg. D.
               (f) At all times during the Offering Period and before the Closing and each Monthly Closing, they will (i) make available to each potential purchaser and to the purchaser’s representative, if any, such information (in addition to that contained in the Memorandum) concerning themselves, the offering and any other relevant matters, as they possess or can acquire without unreasonable effort or expense, and (ii) provide to each potential purchaser and to any purchaser representatives the opportunity to ask questions of, and receive answers from, them concerning the terms and conditions of the offering and the business of the Partnership and to obtain any other additional information, to the extent they possess the same or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished to the potential purchaser or any purchaser representatives.
               (g) Before the Closing and each Monthly Closing, they will provide to each purchaser the information required to be delivered by Rule 502(b) (2)(iii) and 502(b) (iv).
               (h) Within 15 days of receiving from you copies of information indicating that subscribers meet the suitability standards, the General Partner will approve or reject the subscriptions and notify you of the same.
               (i) The General Partner shall file five (5) copies of a notice on Form D with the Securities and Exchange Commission no later than fifteen (15) days after the first sale of a Unit pursuant to Rule 503 under Reg. D. The General Partner shall comply with any filing requirement imposed by the laws of any state or jurisdiction in which sales are made. The General Partner shall furnish you and your counsel with copies of all filings made on Form D pursuant hereto.
          Section 6. Payment of Expenses, Fees, and Interest Income.
          You will initially pay all expenses of the Partnership’s organization and the offering of Units. Such expenses will include, but not be limited to, fees and disbursements of counsel for the Partnership, including reasonable fees and disbursements of counsel incurred in connection with the qualification or registration of the Units under, or establishment of the exemption of the offering from registration under, the securities or “blue sky” laws of the jurisdictions designated by you; expenses incurred in the preparation, printing or photocopying and delivery to you of such number of copies of the Partnership Agreement and each amendment thereto, the Subscription Agreement and the Memorandum and each amendment or supplement thereto as are required to be prepared and delivered to you under this Agency Agreement; and the expenses incident to the execution and filing and/or recordation of the Certificate of Limited Partnership and any Amended Certificate.
          The Partnership will reimburse you for such expenses as follows. All of the Partnership’s funds will be deposited in cash in a commodity brokerage account with you. You will deposit the funds in segregated bank accounts as required by the Commodity Futures Trading Commission regulations. Such accounts do not earn interest. You will pay monthly interest to the Partnership on 80% of the average daily equity maintained in cash in the Partnership’s brokerage accounts during each month at a 30-day Treasury bill rate. Interest payments to the Partnership will first be used to reimburse you for offering and organizational expenses plus interest at the prime rate quoted by The Chase Manhattan Bank. Thereafter, all interest will be retained by the Partnership. The Partnership will pay its ongoing legal, accounting, filing, reporting and dataprocessing fees which are estimated at approximately $50,000 annually. In consideration for your entering into this Agreement, you will act as the Partnership’s commodity broker/dealer as described in the Memorandum and be compensated as described in the Memorandum pursuant to a Customer Agreement of even date hereunder.
          Section 7. Conditions of Your Obligations.
          Your obligations under this Agency Agreement are subject to the accuracy of and compliance with the representations and warranties of the Partnership, the General Partner and the Advisor made in Section 2 hereof, to the performance by the Partnership and the General Partner of their obligations under this Agency Agreement and to the following additional conditions:
               (a) At the Closing, you will have received the favorable opinion of Willkie Farr & Gallagher, counsel to the General Partner, dated the Closing date and in form and substance satisfactory to you and your counsel, to the effect that:

               (i) all action required to be taken by the Partnership and the General Partner before the subscription for and sale of the Units to qualified subscribers therefor has been taken or, before the Closing date, will have been taken, and upon (A) payment of the consideration therefor specified in the Subscription Agreement and receipt of all related executed documents, (B) the execution of the Partnership Agreement by the General Partner as attorney-in-fact for each of the Limited Partners, (C) the filing of the Certificate in the appropriate jurisdictions, and (D) the payment of any required filing fee, the subscribers will become Limited Partners of the Partnership entitled to all the rights of Limited Partners under the Partnership Agreement, and the Units will conform to all statements relating thereto contained in the Memorandum, including the Partnership Agreement attached as an appendix thereto;
               (ii) the Partnership (A) is a limited partnership duly and validly organized pursuant to the Partnership Agreement and the laws of New York and (B) is validly existing under and subject to the laws of New York with full power and authority to conduct the business in which it proposes to engage as described in the Memorandum;
               (iii) the information contained in the Memorandum (excluding the financial statements as to which such counsel need express no opinion) complies in all material respects with the requirements of Rule 502(b)(2) and (d)(2) of Reg. D; to the best of such counsel’s knowledge, the General Partner has complied with the requirements of Rule 506 under Reg. D and on the basis of its examination and participation in conferences in connection with the preparation of the Memorandum, nothing has come to such counsel’s attention that would lead such counsel to believe that, at any time before or at the Closing, the Memorandum (except for the financial statements as to which such counsel need express no opinion) contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;
               (iv) the offer and sale of the Units in the manner contemplated by the Memorandum, this Agency Agreement and the Subscription Agreements are exempt from registration under the Securities Act;

               (v) under the Partnership Act, so long as he does not take part in the management or control of the business of the Partnership, the liability of each subscriber for Units pursuant to the Partnership Agreement to make payments to the Partnership or on behalf of the Partnership will not exceed his obligation to make contributions to the Partnership, and his share of the Partnership’s assets and undistributed profits (subject to his obligation to repay any funds wrongfully returned or distributed to him); and
               (vi) to the best of such counsel’s knowledge, information and belief, based upon reasonable investigation, there is no action, suit, litigation, or proceeding before or by any court or governmental agency, federal, state or local, pending or threatened against, or affecting or involving the property or business of the General Partner or the business of the Partnership, that would materially and adversely affect the condition (financial or other), business or prospects of the General Partner or the Partnership.
               (b) At the Closing, you will have received a tax opinion of Willkie Farr & Gallagher, dated the Closing date and confirming its opinion set forth under “Income Tax Aspects” in the Memorandum.
               (c) At the Closing you will receive a certificate, dated the Closing date and signed by the president of the General Partner, to the effect that (i) there has not been, since the respective dates as of which information is given in the Memorandum, any material adverse change in the condition of the General Partner, financial or other, whether or not arising in the ordinary course of business, (ii) the other representations and warranties contained in Section 2 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing, (iii) the General Partner has performed and complied in all material respects with all agreements, covenants and conditions required to be performed and complied with by it before or at such Closing, and (iv) neither the General Partner nor any of its affiliates or agents has, directly or indirectly, paid or awarded any commission or other compensation to any person engaged to render advice to a potential subscriber for Units as an inducement to him to advise the subscriber to purchase any Units.

               (d) If any of the conditions specified in this Section 7 have not been fulfilled when and as required by this Agency Agreement to be fulfilled, you may cancel this Agency Agreement and all your obligations under it by notifying the General Partner of such cancellation in writing or by telegram at any time at or before any Closing and any such cancellation will be without liability or obligation of any party to any other party except as otherwise provided in Section 5, Section 6 and Section 9 hereof.
          Section 8. Conditions of the Obligations of the Partnership and the General Partner.
          The obligations of the Partnership and the General Partner under this Agency Agreement are subject to the performance by you of your obligations under the same and to the further condition that, at the Closing, the Partnership and the General Partner will have received your certificate stating that you have offered the Units for sale, or solicited offers to subscribe for or buy Units, or otherwise negotiated with any person with respect to the Units, only in such manner and under such circumstances as are in compliance with the securities or “blue sky” laws of the jurisdictions designated by you in accordance with Section 5(b) hereof.
          Section 9. Indemnification and Contribution.
          You will indemnify and hold harmless the Partnership and the General Partner and their officers, directors and employees, against any and all loss, liability, claim, damage, expense, judgment or amount paid in settlement (including reasonable attorneys’ fees) with respect to statements or omissions in the Memorandum made with respect to you or your obligations under this Agency Agreement made in reliance upon and in conformity with information furnished to the General Partner by you expressly for use in the Memorandum.
          Section 10. Representations, Warranties and Agreements to Survive Delivery.
          All representations, warranties and agreements contained in this Agency Agreement or contained in certificates or opinions delivered pursuant to this Agency Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of you or by or on behalf of the General Partner and will survive the Closing and Monthly Closings.
          Section 11. Notices and Authority to Act.
          All communications herein shall be in writing and, if sent to you, will be mailed, delivered or telegraphed and confirmed to you at:
Smith Barney Inc.
1345 Avenue of the Americas
New York, New York 10105
Attention: David J. Vogel
or if sent to the General Partner, will be mailed, delivered or telegraphed and confirmed to the General Partner at:
Smith Barney Futures Management Inc.
390 Greenwich Street — 1st floor
New York, New York 10013
Attention: David J. Vogel
          Section 12. Parties.
          This Agency Agreement will inure to the benefit of and be binding upon you, the Partnership and the General Partner and your and their respective successors, heirs and representatives. This Agency Agreement and its conditions and provisions are intended to be and are for the sole and exclusive benefit of the parties to it and their respective successors, heirs and representatives, and not for the benefit of any other person, firm or corporation unless expressly stated otherwise.
          Section 13. Governing Law.
          This Agency Agreement shall be governed by and construed under the laws of the State of New York.
          Section 14. Waiver.
          Any party to this Agency Agreement may waive compliance by the other with any of the terms, provisions and conditions set forth in this Agency Agreement.
          Section 15. Entire Agreement.

          This Agency Agreement contains the entire agreement between the parties to it, and is intended to supersede any and all prior agreements between those parties, relating to the same subject matter.
          If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among you, the Partnership and the General Partner, in accordance with its terms.

Sincerely,

SMITH BARNEY FUTURES MANAGEMENT INC.

By:	/s/ David J. Vogel David J. Vogel President and Director

SMITH BARNEY AAA ENERGY FUND L.P.

By: Smith Barney Futures Management Inc.
(General Partner)

By:	/s/ David J. Vogel

David J. Vogel President and Director

Confirmed, accepted and agreed to as of the date first above written.

SMITH BARNEY INC.

By:	/s/ David J. Vogel